Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of [●], 2020 by and among CPG Holdco LLC, a Delaware limited liability company (“Holdco”), and CPG Newco LLC, a Delaware limited liability company and wholly owned subsidiary of Holdco (“Newco”). The above listed entities are sometimes collectively referred to in this Agreement as the “Parties”.

WITNESSETH:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Limited Liability Act of the State of Delaware (the “DLLCA”), Holdco will merge with and into Newco (the “Merger”), with Newco as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”); and

WHEREAS, the applicable sole member of each Party has adopted and approved this Agreement and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement in accordance with Section 18-209(b) of the DLLCA.

NOW THEREFORE, the Parties agree as follows:

ARTICLE 1

THE MERGER

Section 1.01 The Merger.

(a) The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 18-209 of the DLLCA, at the Effective Time: (i) Holdco shall be merged with and into Newco; (ii) the separate existence of Holdco shall cease; and (iii) Newco shall continue as the Surviving Entity. The Merger shall become effective upon the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (such time of effectiveness, the “Effective Time”).

(b) Effects of the Merger. The Merger shall have the effects set forth in the DLLCA, including, without limitation, Section 18-209(g) of the DLLCA. Without limiting the foregoing, at the Effective Time: (i) the separate existence of Holdco shall cease, and Newco shall continue in existence as the Surviving Entity; and (ii) without further transfer, Newco shall succeed to and possess all of the rights, privileges and powers of Holdco, and all of the assets and property of whatever kind and character of Holdco shall vest in the Surviving Entity without further act or deed. Thereafter, the Surviving Entity shall be liable for all of the debts, liabilities, and duties, including contractual obligations, of Holdco, and any claim or judgment against Holdco may be enforced against the Surviving Entity, in accordance with Section 18-209 of the DLLCA.

(c) Certificate of Formation. At the Effective Time, Newco’s certificate of formation in effect immediately prior to the Effective Time shall be the Surviving Entity’s certificate of formation, unless and until amended in accordance with its terms and applicable law.

(d) Limited Liability Company Agreement. At the Effective Time, the Newco limited liability company agreement in effect immediately prior to the Effective Time shall be the Surviving Entity’s limited liability company agreement, unless and until amended in accordance with its terms and applicable law.

(e) Officers. Newco’s officers immediately prior to the Effective Time shall be the Surviving Entity’s initial officers immediately after the Effective Time. All such officers to hold office from the Effective Time until their respective successors are duly appointed in the manner provided in the limited liability company agreement of the Surviving Entity, or until their earlier death, resignation or removal in accordance with the certificate of formation and the limited liability company agreement of the Surviving Entity.

ARTICLE 2

EFFECT ON EQUITY UNITS

Section 2.01 Outstanding Holdco Units; Units of Surviving Entity. At the Effective Time, the sole unit of Holdco issued and outstanding immediately prior to the Effective Time, which represents all limited liability company interests in Holdco as set forth on Schedule A to Holdco’s limited liability company agreement, shall automatically and without any action on the part of the holder thereof be converted into [●] Class A Units of Newco and [●] Class B Units of Newco, in each case as defined in the Limited Liability Company Agreement of Newco, dated as of August 16, 2013, as amended on [●], 2020. At the Effective Time, all Class A and Class B Units of Newco issued and outstanding immediately prior to the Effective Time shall be cancelled automatically and without any action on the part of the holder thereof. For the avoidance of doubt, at the Effective Time, the Surviving Entity’s limited liability company interests shall consistent solely of [●] Class A Units and [●] Class B Units.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Amendments; No Waivers.

(a) Subject to applicable law, any provision of this Agreement may be amended or waived at any time prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by the applicable Party or Parties.

(b) No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of any such right, power or privilege. Nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 3.02 Integration. All prior or contemporaneous agreements, contracts, promises, representations, and statements, if any, between the Parties, or their representatives, are merged into this Agreement. This Agreement shall constitute the entire understanding between the Parties with respect to the subject matter hereof.

Section 3.03 Successors and Assigns. The Agreement’s provisions shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Notwithstanding the foregoing, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party.

Section 3.04 Governing Law. This Agreement shall be governed by and construed in accordance the laws of the State of Delaware, without regard to principles of conflict of laws.

Section 3.05 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized representatives as of the date first above written.

CPG HOLDCO LLC

By: AOT Building Products, L.P., its sole member

By: AOT Building Products GP Corp. its general partner

By:
Name:
Title:

CPG NEWCO LLC

By: CPG Holdco LLC, its sole member

By: AOT Building Products, L.P., its sole member

By: AOT Building Products GP Corp. its general partner

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]